Exhibit 99.1

Executed Version

LOCK-UP AGREEMENT

October 20, 2020

J.P. Morgan Securities (Asia Pacific) Limited (“JPMAP”)

28/F, Chater House

8 Connaught Road

Central

Hong Kong

Merrill Lynch (Asia Pacific) Limited (“MLAP”)

55/F Cheung Kong Center

2 Queen’s Road Central

Central

Hong Kong

China International Capital Corporation Hong Kong Securities Limited (“CICC”)

29th Floor, One International Financial Centre

1 Harbour View Street

Central

Hong Kong

Haitong International Securities Company Limited (“HTIS”)

22/F Li Po Chun Chambers

189 Des Voeux Road

Central

Hong Kong

As the Joint Representatives of the several Underwriters listed in the Underwriting Agreements (as defined below)

J.P. Morgan Securities (Far East) Limited (“JPMFE”)

28/F, Chater House

8 Connaught Road

Central

Hong Kong

Merrill Lynch Far East Limited (“MLFE”)

55/F, Cheung Kong Center

2 Queen’s Road Central

Central

Hong Kong

Haitong International Capital Limited (“HTIC”)

8/F Li Po Chun Chambers

189 Des Voeux Road

Central

Hong Kong

Each as a Joint Sponsor (together with CICC, the Joint Sponsors)

Re: GDS Holdings Limited — Global Offering

Ladies and Gentlemen,

The undersigned understands that (i) the Joint Sponsors and the Joint Representatives propose to enter into a Hong Kong underwriting agreement (the “Hong Kong Underwriting Agreement”) with GDS Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and the several Hong Kong underwriters (the “Hong Kong Underwriters”) named in the Hong Kong Underwriting Agreement, and (ii) the Joint Sponsors and the Joint Representatives propose to enter into an International Hong Kong underwriting agreement (the “International Underwriting Agreement”) with the Company, and the several international underwriters (the “International Underwriters” and collectively with the Hong Kong Underwriters, the “Underwriters”) named in the International Underwriting Agreement, providing for the global offering (the “Global Offering”) by the Company of the Class A ordinary shares, par value US$0.00005 per share (the “Securities”), of the Company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Hong Kong Underwriting Agreement or the International Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Global Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Joint Sponsors and the Joint Representatives, the undersigned will not, and will cause any direct or indirect affiliate with beneficial ownership (within the meaning under the U.S. Securities Act of 1933, as amended) over the Securities owned by the undersigned not to, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending at the close of business six months after the date of the Listing (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or ADSs, or any securities convertible into or exercisable or exchangeable for any Shares or ADSs (the “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing (any such transaction described in clause (1) to (4) above, a “Transfer”). The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise. The undersigned further confirms that it has furnished to the Joint Sponsors and the Joint Representatives with the details of any transaction the undersigned, or any of its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this Letter Agreement if it had been entered into by the undersigned during the Restricted Period.

Notwithstanding the foregoing, the undersigned may:

(a)    Transfer the undersigned’s Lock-Up Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes;

(ii) by will or intestacy;

(iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(iv) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

(vi) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the undersigned;

(vii) by operation of law or regulation, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

(viii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee;

(ix) as part of a sale of the undersigned’s Lock-Up Securities acquired in open market transactions after the closing date for the Global Offering; (x) to the Company in connection with the vesting, settlement, or exercise of restricted share units, options, warrants or other rights to purchase Shares (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted share units, options, warrants or rights, provided that any such Shares received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement, and provided further that any such restricted share units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a share incentive plan or other equity award plan, each such agreement or plan which is described in the Registration Statement, the General Disclosure Package and the Prospectus;

(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company (to the extent such approval is required) and made to all shareholders of the Company’s involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement;

(xii) with the prior written consent of the Company and the Joint Representatives; or

(xiii) pursuant to an offer by the Company to repurchase the Shares, provided that such repurchase is approved by the Board of Directors of the Company (to the extent such approval is required) and is executed on a pro-rata basis, provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi), and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this Letter Agreement, (B) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi), (ix) and (x), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution.

(b) exercise outstanding options, settle restricted share units or other equity awards or exercise warrants pursuant to plans described in the Registration Statement, the General Disclosure Package and the Prospectus; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement;

(c) convert outstanding Preferred Shares, warrants to acquire Preferred Shares or convertible securities into Ordinary Shares or warrants to acquire Ordinary Shares; provided that any such Ordinary Shares or warrants received upon such conversion shall be subject to the terms of this Letter Agreement; and

(d) with respect to the Lock-Up Securities that were owned by the undersigned prior to the date of this Letter Agreement, Transfer such Lock-Up Securities after 90 days after the Price Determination Date.

In addition, nothing in this Letter Agreement shall prohibit the undersigned from transferring the Lock-Up Securities pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan was established prior to the execution of this Letter Agreement; provided further that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding such transfer, such announcement or filing shall include a statement to the effect that such transfer was effected pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned has beneficial ownership (within the meaning under the U.S. Securities Act of 1933, as amended) over the Securities owned by the undersigned, other than the reporting persons named in the undersigned’s Schedule 13D filed with the U.S. Securities and Exchange Commission.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned hereby agrees that, prior to engaging in any transaction or taking any other action that is restricted under the terms of this Letter Agreement during the period from the date of this Letter Agreement to the expiration of the Restricted Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written consent from the Company.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement. The undersigned hereby also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities unless such transfer is in compliance with the foregoing restrictions.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Global Offering of the Securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representative may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Global Offering, the Representative and the other Underwriters are not making a recommendation to you to participate in the Global Offering, enter into this Letter Agreement, or sell any Shares at the price determined in the Global Offering, and nothing set forth in such disclosures is intended to suggest that the Representative or any Underwriter is making such a recommendation.

The undersigned understands that, if the International Underwriting Agreement does not become effective before October 30, 2020, or if the Underwriting Agreements shall terminate or be terminated prior to payment for and delivery of the Class A Ordinary Shares to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Global Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Yours very truly, STT GDC Pte. Ltd.

/s/ Bruno Lopez
Name:	BRUNO LOPEZ
Title:	Director

[Signature Page to Lock-up Agreement]